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                                                                     EXHIBIT 11

                   WABAN INC. AND CONSOLIDATED SUBSIDIARIES
                  COMPUTATION OF NET INCOME PER COMMON SHARE

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                                                      FISCAL YEAR ENDED
                                            -------------------------------------
                                            JANUARY 25, JANUARY 27,  JANUARY 28,
                                               1997         1996         1995
                                            ----------- ------------ ------------
The computation of net income available
 and adjusted shares outstanding follows:
Net income as reported....................  $76,660,000 $ 72,977,000 $ 64,990,000
                                            =========== ============ ============
Net income used for primary computation...  $76,660,000 $ 72,977,000 $ 64,990,000
Add (where dilutive):
  Tax effected interest and amortization
   of debt expense on convertible debt....    4,341,000    4,341,000    4,347,000
                                            ----------- ------------ ------------
Net income used for fully diluted computa-
 tion.....................................  $81,001,000 $ 77,318,000 $ 69,337,000
                                            =========== ============ ============
Weighted average number of common shares
 outstanding..............................   32,838,789   33,014,364   33,142,641
Add (where dilutive):
  Assumed exercise of those options that
   are common stock equivalents net of
   treasury shares deemed to have been
   repurchased............................      366,370      206,081      262,373
                                            ----------- ------------ ------------
Weighted average number of common and
 common equivalent shares outstanding,
 used for primary computation.............   33,205,159   33,220,445   33,405,014
Add (where dilutive):
  Shares applicable to stock options in
   addition to those used in primary com-
   putation due to the use of period-end
   market price when higher than average
   price..................................      120,287      175,914          --
Assumed exercise of convertible securi-
 ties.....................................    4,387,623    4,387,879    4,387,879
                                            ----------- ------------ ------------
Adjusted shares outstanding used for fully
 diluted computation......................   37,713,069   37,784,238   37,792,893
                                            =========== ============ ============
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